Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 10, 2017

HURCO REPORTS FIRST QUARTER RESULTS FOR FISCAL 2017

INDIANAPOLIS, INDIANA – March 10, 2017, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the first fiscal quarter ended January 31, 2017. Hurco recorded net income of $879,000, or $0.13 per diluted share, for the first quarter of fiscal 2017 compared to net income of $3,895,000, or $0.58 per diluted share, for the corresponding period in fiscal 2016.

Hurco CEO Michael Doar stated, “I am encouraged by the increased volume of orders we received from all product lines and geographic regions during the first quarter of fiscal 2017 compared to the first quarter of fiscal 2016. Two strong order quarters back-to-back provide us with confidence that our strategy to penetrate the market with three product lines, Hurco, Takumi and Milltronics, aligns with customer demand for quality machine tools equipped with user-friendly, yet sophisticated control technologies to advance their businesses. Additionally, our geographic reach to serve the global machine tool market proves to be an important part of our ongoing focus to provide customers with machine tools wherever they need them.”

Sales and service fees for the first quarter of fiscal 2017 were $48,744,000, a decrease of $7,759,000, or 14%, compared to the corresponding prior year period and included a negative currency impact of $1,480,000, or 3%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the quarter ended January 31, 2017 and 2016 (in thousands):

	Quarter Ended
	January 31,
	2017	2016	$ Change	% Change
Americas	$16,709	$18,941	$(2,232)	-12%
Europe	25,572	29,004	(3,432)	-12%
Asia Pacific	6,463	8,558	(2,095)	-24%
Total	$48,744	$56,503	$(7,759)	-14%

The decrease in sales in all geographic regions during the first quarter of fiscal 2017 compared to the corresponding prior year period was impacted by the timing of customer-requested delivery dates and the availability of specific customer-requested inventory models.

Orders for the first quarter of fiscal 2017 were $61,020,000, an increase of $9,730,000, or 19%, from the corresponding prior year period and included a negative currency impact of $2,161,000, or 4%, when translating foreign orders to U.S. dollars.

Exhibit 99.1

The following table sets forth new orders booked by geographic region for the first quarter of fiscal 2017 and 2016 (in thousands):

	Quarter Ended
	January 31,
	2017	2016	$ Change	% Change
Americas	$20,342	$16,863	$3,479	21%
Europe	32,349	28,618	3,731	13%
Asia Pacific	8,329	5,809	2,520	43%
Total	$61,020	$51,290	$9,730	19%

Orders in the Americas for the first quarter of fiscal 2017 increased by $3,479,000, or 21%, compared to the corresponding prior year period primarily due to overall increased customer demand for the higher-performance Hurco machines and entry level Milltronics machines.

European orders for the first quarter of fiscal 2017 increased by $3,731,000 or 13%, compared to the corresponding prior year period and included a negative currency impact of $2,076,000, or 7%, when translating foreign orders to U.S. dollars. The year-over-year growth in European orders for the first quarter of fiscal 2017, excluding the effect of the negative currency impact, was driven by increased orders in the United Kingdom and Germany, partially offset by decreased orders in France and Italy. The increase in European orders included a multiple machine order from a customer in the United Kingdom totaling $2,755,000.

Asian Pacific orders for the first quarter of fiscal 2017 increased by $2,520,000, or 43%, compared to the corresponding prior year period. The year-over-year growth resulted from increased customer demand for Hurco and Takumi machines, particularly in China.

Gross profit for the first quarter of fiscal 2017 was $12,586,000, or 26% of sales, compared to $17,698,000, or 31% of sales, for the corresponding prior year period. The year-over-year reduction in gross profit was driven by the overall reduction in sales volume.

Selling, general and administrative expenses for the first quarter of fiscal 2017 were $11,167,000 compared to $11,961,000 for the corresponding prior year period. The year-over-year reduction in selling, general and administrative expenses included a favorable currency impact of $266,000, or 2%, when translating foreign expenses to U.S. dollars for financial reporting purposes.

The effective tax rate for the first quarter of fiscal 2017 was 38% compared to 31% in the corresponding prior year period. The increase in the effective tax rate for the first quarter of fiscal 2017 compared to the corresponding prior year period was due primarily to a shift in taxable income and loss among the various geographic regions.

Cash and cash equivalents totaled $55,140,000 at January 31, 2017, compared to $41,217,000 at October 31, 2016. Working capital was $161,771,000 at January 31, 2017 compared to $160,413,000 at October 31, 2016. The increase in working capital was primarily due to a reduction of accrued expenses related to the timing of employee compensation payments during the first quarter of fiscal 2017.

Hurco also announced today that its Board of Directors approved the payment of a cash dividend of $0.10 per share. The dividend will be paid on April 10, 2017, to shareholders of record as of the close of business on March 27, 2017. Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

Exhibit 99.1

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout North and South America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Exhibit 99.1

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per-share data)

	Three Months Ended January 31,
	2017	2016
	(unaudited)
Sales and service fees	$48,744	$56,503
Cost of sales and service	36,158	38,805
Gross profit	12,586	17,698
Selling, general and administrative expenses	11,167	11,961
Operating income	1,419	5,737
Interest expense	21	24
Interest income	11	15
Investment income	64	102
Other expense, net	51	226
Income before taxes	1,422	5,604
Provision for income taxes	543	1,709
Net income	$879	$3,895
Income per common share
Basic	$0.13	$0.59
Diluted	$0.13	$0.58
Weighted average common shares outstanding
Basic	6,583	6,558
Diluted	6,668	6,623

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended January 31,
Operating Data:	2017	2016
	(unaudited)
Gross margin	26%	31%
SG&A expense as a percentage of sales	23%	21%
Operating income as a percentage of sales	3%	10%
Pre-tax income as a percentage of sales	3%	10%
Effective tax rate	38%	31%
Depreciation and amortization	959	962
Capital expenditures	1,280	1,130

Balance Sheet Data:	1/31/2017	10/31/2016
Working capital	$161,771	$160,413
Days sales outstanding (unaudited)	49	52
Inventory turns (unaudited)	1.4	1.4
Capitalization
Total debt	$1,453	$1,476
Shareholders' equity	186,548	185,475
Total	$188,001	$186,951

Exhibit 99.1

Hurco Companies, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per-share data)

	January 31,	October 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$55,140	$41,217
Accounts receivable, net	31,848	48,631
Inventories, net	117,762	117,025
Derivative assets	2,021	1,725
Prepaid expenses	9,260	8,207
Other	1,957	1,576
Total current assets	217,988	218,381
Property and equipment:
Land	841	841
Building	7,352	7,352
Machinery and equipment	24,215	23,515
Leasehold improvements	3,510	3,487
	35,918	35,195
Less accumulated depreciation and amortization	(23,495)	(22,898)
Total property and equipment	12,423	12,297
Non-current assets:
Software development costs, less accumulated amortization	5,119	4,926
Goodwill	2,279	2,314
Intangible assets, net	1,109	1,150
Deferred income taxes	6,128	6,138
Investments and other assets, net	6,781	6,743
Total non-current assets	21,416	21,271
Total assets	$251,827	$251,949

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,266	$37,200
Derivative liabilities	489	538
Accrued expenses	14,009	18,754
Short-term debt	1,453	1,476
Total current liabilities	56,217	57,968
Non-current liabilities:
Deferred income taxes	4,618	4,294
Accrued tax liability	1,153	963
Deferred credits and other obligations	3,291	3,249
Total non-current liabilities	9,062	8,506
Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,754,922 and 6,720,453 shares issues; and 6,602,863 and
6,573,103 shares outstanding, as of January 31, 2017 and October 31, 2016, respectively	660	657
Additional paid-in capital	59,467	59,119
Retained earnings	137,029	136,742
Accumulated other comprehensive loss	(10,608)	(11,043)
Total shareholders' equity	186,548	185,475
Total liabilities and shareholders' equity	$251,827	$251,949